EXHIBIT 3.1

                           AMENDMENT NO. 1 TO AMENDED
                             AND RESTATED BY-LAWS OF
                               I.C.H. CORPORATION
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                                  March 2, 1998

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        Pursuant to Section 109 of the General Corporation Law of the State of
Delaware and Article VII of the Amended and Restated By-Laws of I.C.H. Corporation (the "Corporation"), the Amended and Restated By-Laws of the Corporation are hereby amended as follows:

        1. Article II of the Amended and Restated By-laws of the Corporation is hereby amended by adding the following new Section 7 to the end thereof:

        "Section 7.   NOMINATIONS AND STOCKHOLDER BUSINESS.

                      (a) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of the stockholders (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 7, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this
        Section 7.

                      (b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause
        (iii) of paragraph (a) of this Section 7, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty
        (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such persons' written consent to being named in the proxy statement as a nominee
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        and the serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owners, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner. With respect to the first annual meeting of stockholders to be held in 1998, a stockholder's notice required by this Section 7 shall be considered timely if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which public announcement of the annual meeting date is first made by the Corporation.

                      (c) Notwithstanding anything in the second sentence of paragraph (b) of this Section 7 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation."

        2. Except as specifically set forth herein, the Amended and Restated By-laws of the Corporation shall remain unchanged and in full force and effect.